EXHIBIT 99.1

For immediate release For more information contact:	Media — Bruce Amundson (253) 924-3047 Analysts — Kathryn McAuley (253) 924-2058
Weyerhaeuser Reports Second Quarter Net Earnings of $314 Million,
or $1.26 Per Diluted Share, on Net Sales of $5.7 Billion
FEDERAL WAY, Wash. (July 25, 2006) — Weyerhaeuser Company (NYSE: WY) today reported second quarter net earnings of $314 million, or $1.26 per diluted share, on net sales of $5.7 billion. This compares with $420 million, or $1.71 per diluted share, on net sales of $5.7 billion for the second quarter 2005.
Second quarter 2006 earnings include the following after-tax items:
•	A charge of $12 million, or 5 cents per diluted share, related to the restructuring of the Containerboard, Packaging and Recycling business model.
•	A charge of $11 million, or 4 cents per diluted share, related to the closure of facilities.
In addition, net earnings for second quarter 2006 include a one-time tax benefit of $48 million, or 19 cents per diluted share, related to a change in Texas state income tax law, a reduction in the Canadian federal income tax rate and a deferred tax adjustment related to the Medicare Part D subsidy.
Second quarter 2005 earnings include the following after-tax items:
•	A gain of $110 million, or 45 cents per diluted share, related to the sale of the company’s operations in coastal British Columbia.
•	A charge of $44 million, or 18 cents per diluted share, related to a planned repatriation of $1.1 billion of eligible Canadian earnings under the provisions of the American Jobs Creation Act of 2004.
•	The recognition of $37 million, or 15 cents per diluted share of a deferred gain from previous timberlands sales.
•	A charge of $12 million, or 5 cents per diluted share, related to litigation.
“The recovery in the paper markets was welcomed after a period of challenging quarters for those businesses,” said Steven R. Rogel, chairman, president and chief executive officer. “At the same time, we can’t rely on market conditions to improve our earnings performance. That’s why we’re being proactive and taking steps such as changing the business model of our integrated packaging business. This exciting initiative is starting to pay dividends and provides a glimpse into other changes we’re making in how we go to market.”
SUMMARY OF SECOND QUARTER FINANCIAL HIGHLIGHTS

Millions (except per share data)	2Q 2006	2Q 2005	Change
Net earnings	$314	$420	($106)
Earnings per diluted share	$1.26	$1.71	($0.45)
Net sales	$5,687	$5,713	($26)

SEGMENT RESULTS FOR SECOND QUARTER
(Contributions to Pre-Tax Earnings)
Millions	2Q 2006	2Q 2005	Change
Timberlands	$224	$210	$14
Wood Products	$131	$204	($73)
Cellulose Fiber and White Papers	$23	$16	$7
Containerboard, Packaging and Recycling	$74	$99	($25)
Real Estate and Related Assets	$123	$156	($33)

TIMBERLANDS

	2Q 2006	1Q 2006	Change
Contribution to pre-tax earnings (millions)	$224	$198	$26
Second quarter earnings improved from first quarter due to the realization of slightly higher log prices and the timing of portfolio improvement sales of non-strategic properties. Operating costs increased in both the West and South primarily due to higher fuel prices.
Third quarter earnings are expected to be lower than the second quarter due to seasonally reduced harvest and sales activity, softening domestic log prices and lower sales of non-strategic properties.
WOOD PRODUCTS

	2Q 2006	1Q 2006	Change
Contribution to pre-tax earnings (millions)	$131	$117	$14
Earnings in the second quarter of 2006 improved from first quarter due to seasonal increases in shipment volumes for all major product lines despite a decline in residential construction activity. Average prices realized for oriented strand board and engineered lumber declined from the first quarter, partially offset by an increase for composite panels. Average prices realized for lumber were unchanged from first quarter.
Manufacturing costs for lumber and oriented strand board remained constant quarter to quarter, and manufacturing costs for composite products declined, primarily due to moderating natural gas and resin prices.
The company incurred $10 million in countervailing and anti-dumping duties and related costs on Canadian softwood lumber the company sold into the United States in the second quarter of 2006, compared with $11 million in the first quarter.
Weyerhaeuser expects substantially lower third quarter earnings from ongoing wood products operations compared with second quarter due to declining prices. The company expects to recognize a gain on the sale of the North American composite mills during the third quarter.
CELLULOSE FIBER AND WHITE PAPERS

	2Q 2006	1Q 2006	Change
Contribution (charge) to pre-tax earnings (millions)	$23	($763)	$786
First quarter 2006 results included a $746 million impairment of fine paper goodwill. Second quarter included pre-tax charges of $11 million associated with the closure of the Prince Albert facility. Excluding these items, earnings improved $51 million from first quarter.
Fine paper and cellulose fiber products both experienced stronger market conditions, resulting in the realization of higher prices. Fine paper sales volumes reflected the closures of the Prince Albert and Dryden No.1 paper machine operations. Cellulose fiber sales volumes were flat compared to first quarter.
Second quarter manufacturing costs for fine paper increased significantly due to extended annual maintenance mill shutdowns and major power interruptions at Plymouth, N.C. Energy and chip costs improved across the segment; however this was partially offset by the continued negative effect of the Canadian exchange rate on the cost of Canadian operations.
Weyerhaeuser expects the segment to show continued improved performance in third quarter. The company expects to realize the full effect of price increases implemented during second quarter and the additional benefit of price increases announced for third quarter. Manufacturing costs are expected to decrease due to fewer scheduled maintenance shutdowns and improved operating performance.

CONTAINERBOARD, PACKAGING AND RECYCLING

	2Q 2006	1Q 2006	Change
Contribution to pre-tax earnings (millions)	$74	$22	$52
Second quarter 2006 results included pre-tax charges of $18 million for charges associated with changes to the segment’s business model and pre-tax charges of $5 million related to facility closures. Excluding these items, earnings improved $75 million compared with first quarter.
Second quarter earnings improved primarily due to the realization of containerboard and packaging price increases coupled with higher packaging shipments. Packaging shipments increased despite the closure of seven packaging facilities since December. Manufacturing costs declined from first quarter levels mainly due to moderating natural gas costs and increased asset utilization. The market conditions for OCC (old corrugated containers) drove costs significantly higher during the second quarter.
Weyerhaeuser expects continued earnings improvement from this segment in the third quarter due primarily to the full realization of previous price increases, partially offset by escalating OCC costs.
REAL ESTATE AND RELATED ASSETS

	2Q 2006	1Q 2006	Change
Contribution to pre-tax earnings (millions)	$123	$172	($49)
First quarter results included pre-tax land sales earnings of approximately $33 million and pre-tax gains related to insurance recoveries and partnership restructuring of $17 million. Excluding these items, total earnings were relatively unchanged from first quarter.
The number of single-family homes closed in second quarter increased seasonally compared with first quarter. Despite lower margins, single family earnings also increased seasonally but were offset by higher operating costs. The backlog of homes sold, but not closed, at the end of the second quarter represents more than five months’ sales.
Weyerhaeuser expects third quarter real estate and related earnings to approximate second quarter activity.
ABOUT WEYERHAEUSER
Weyerhaeuser Company, one of the world’s largest integrated forest products companies, was incorporated in 1900. In 2005, sales were $22.6 billion. It has offices or operations in 18 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser’s businesses, products and practices is available at http://www.weyerhaeuser.com.
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EARNINGS CALL INFORMATION
The company will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on July 25 to discuss second quarter results.
To access the conference call from within North America, dial 1-888-221-5699 at least 15 minutes prior to the call. Those calling from outside North America should dial 1-706-643-3795. Replays will be available for one week at 1-800-642-1687 (access code — 2336060) from within North America and at 1-706-645-9291 (access code — 2336060) from outside North America.
The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com by clicking on the “Q2 2006 Earnings Conference Call” link.
The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).

FORWARD LOOKING STATEMENT
This news release contains statements concerning the company’s future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” anticipates,” “estimates,” and “plans,” and the negative or other variations of those terms or comparable terminology or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with expectations regarding the company’s markets in the third quarter 2006; expected earnings and performance of the company’s business segments during the third quarter 2006, demand and pricing for the company’s products in the third quarter 2006, reduced harvest and sales activity from normal seasonal shutdowns, softening domestic log prices and lower sales of non-strategic properties in the third quarter 2006, lower prices for lumber, oriented strand board, and some engineered lumber products in the third quarter 2006, the expected closing of the sale of the North American composite mills during the third quarter 2006, reduction in scheduled annual maintenance outages and improved operating performance in the Cellulose Fiber and White Paper segment, and related matters. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to:
•	The effect of general economic conditions, including the level of interest rates and housing starts;

•	Market demand for the company’s products, which may be tied to the relative strength of various U.S. business segments;

•	Energy prices;

•	Raw material prices;

•	Chemical prices;

•	Performance of the company’s manufacturing operations including unexpected maintenance requirements;

•	The successful execution of internal performance plans;

•	The level of competition from domestic and foreign producers;

•	The effect of forestry, land use, environmental and other governmental regulations, and changes in accounting regulations;

•	The effect of weather;

•	The risk of loss from fires, floods, windstorms, hurricanes and other natural disasters;

•	Transportation costs;

•	Legal proceedings;

•	The effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation; and

•	Performance of pension fund investments and related derivatives.
The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar, and restrictions on international trade or tariffs imposed on imports, including the countervailing and anti-dumping duties imposed on the company’s softwood lumber shipments from Canada to the United States. These and other factors could cause or contribute to actual results differing materially from such forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur, or if any of them occurs, what effect they will have on the company’s results of operations or financial condition. The company expressly declines any obligation to publicly revise any forward-looking statements that have been made to reflect the occurrence of events after the date of this news release.